Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS INCREASES IN POWER COSTS IN GHANA

Denver, Colorado, June 26, 2008: Golden Star Resources Ltd. (TSX: GSC; AMEX: GSS; GSE: GSR) today announced that the cost of power from the national grid in Ghana will be increased as a result of higher world oil prices.

A decision of the Public Utilities Regulatory Committee (PURC) has been made public announcing an increase of power rates to high voltage customers, particularly mining companies and steel mills. While the details are still being negotiated, we expect the power rate increase to be effective July 1, 2008, with rates rising to a range of $0.20 to $0.24 per kilowatt-hour (kWh) compared to the present rate of $0.10 per kWh. For Golden Star this new power rate would translate into an increase of $60 to $85 per ounce based on forecasted production.

The cost of producing power within the country has increased due to growing consumption and higher oil prices on the world market. Approximately 60% of power is generated by hydro-electric power and 40% by thermal power. It is estimated that the blended cost of power generation in Ghana is currently $0.14 per kWh with oil prices at $140 per barrel. The Ghana Chamber of Mines is joining Golden Star and other affected mining companies in conducting negotiations with the relevant governmental agencies regarding the size of this increase in power rates.

Tom Mair, President and CEO of Golden Star stated that, “We are disappointed that the PURC appears to have specifically targeted the mining industry to carry the burden of the increased power generation costs. We intend to continue our discussions with the Government of Ghana regarding the increase and its impact on our operations and future investment plans while we review our options regarding production levels and spending plans.”

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines. We also own a 90% interest in the Hwini-Butre and Benso properties through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in the Guiana Shield of South America. Golden Star has approximately 236 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding: the expected

Golden Star Resources Ltd.	News Release 08-12 Page 1 of 2

costs of power from the national grid in Ghana, the increase in cost per ounce as a result of the rate increase and the impact of the cost increase on mining companies and future power consumption. Factors that could cause actual results to differ materially include timing of and unexpected events concerning the cost of power and oil, changes to the rates proposed by the PURC, variation from forecasted production amounts and rates and, other economic and market factors. There can be no assurances that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for the year ended December 31, 2007.

For further information on the results release and conference call details, please contact:

GOLDEN STAR RESOURCES LTD.	+1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

Golden Star Resources Ltd.	News Release 08-12 Page 2 of 2